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                                 FIRST AMENDMENT
                                       TO
                               SEVERANCE AGREEMENT


         This First Amendment to Severance Agreement (the "Amendment") is entered into as of May 10, 2001, between Tom Brown, Inc., a Delaware corporation (the "Company"), and ___________________ ("Executive").

         In consideration of the mutual agreements set forth herein, the consideration set forth in that certain Severance Agreement dated as of ____________________ between the Company and Executive (the "Agreement") and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby amend the Agreement as of May 10, 2001 as follows:

         1. Section 6 of the Agreement is deleted in its entirety and is replaced with the following:

         "6.      TREATMENT OF PAYMENTS.

                  (a) Tax Gross-up. To the extent that any of the payments or benefits (excluding payments to be made pursuant to this Section 6) received or to be received by Executive (the "Total Payments") in connection with a Change in Control or Executive's termination of employment (whether or not such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any Persons whose actions result in a Change in Control, or with any Person affiliated with the Company or such Person) will be subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision of the Code (any such excise tax is referred to in this Section as the "Excise Tax"), then the benefit or payment shall be increased by an amount (referred to in this Section as the "Additional Payment") such that the net amount received by Executive, after paying any applicable Excise Tax and any federal, state or local income or FICA taxes on such Additional Payment, shall be equal to the amount that Executive would have received if such Excise Tax were not applicable to the Total Payments.

                  (b) Parachute Payment Determination. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" within






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         the meaning of Section 280G(b)(2) of the Code unless, in the opinion of
         Arthur Andersen LLP or such other accounting firm as may be agreed upon by the Company and Executive (the "Accounting Firm"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code; (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Accounting Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise
         Tax; and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Additional Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Additional Payment is to be made and State and local income taxes at the highest marginal rate of taxation in the State and locality of Executive's residence on the date of Termination (or if there is no date of Termination, then on the date of the applicable Transaction), net of the maximum reduction in federal income taxes which could be obtained from deduction of such State and local taxes. All determinations made by the Accounting Firm shall be made within 60 days of the date of Termination and shall be binding on the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

                  (c) Subsequent Adjustment. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Additional Payment, Executive shall repay to the Company, within ten business days immediately following the date that the amount of such reduction in the Excise Tax is finally determined, the portion of the Additional Payment attributable to the amount of such reduction (including the Excise Tax component and the federal, State and local income and employment tax components of the Additional Payment) to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, State and local income and employment taxes, plus interest on the amount of such repayment at the prime rate of The Chase Manhattan Bank, N.A.





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         In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Additional Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Additional Payment), the Company shall make another Additional Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within the ten (10) business days immediately following the date that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments."

         2. The first sentence of Section 7 of the Agreement is amended by deleting "2003" and inserting in its place "2006".

         3. As amended hereby, the Agreement is specifically ratified and reaffirmed.

         The Company has caused this Amendment to be duly executed by its duly authorized officer and Executive has executed this Amendment as of May 10, 2001.



                                 TOM BROWN, INC.



                                 By:
                                    --------------------------------------------
                                    James D. Lightner
                                    President and Chief Executive Officer


                                 EXECUTIVE


                                 By:
                                    --------------------------------------------





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